AGREEMENT


This Agreement, made and entered into as of the 20th day of June, 1998, by and between the Parties:

1. R-BIOPHARM GmbH, having its registered office in Darmstadt, Germany, hereinafter referred to as: "R-BIOPHARM",

and

2. INUAL S.A. having its registered seat in Santiago, Chile, hereinafter referred to as: INUAL.

Preamble

INUAL more specifically INUAL S.A., has developed technology to isolate neoSTX and GTX and produce their corresponding HRP conjugates (Licensed Products) and has offered to license/sell all related rights and their use to R-BIOPHARM and R-BIOPHARM will develop an PSP ELISA Test Kit and will produce this kit.

R-BIOPHARM is interested in obtaining all transferable rights concerning the Licensed Products from INUAL in order to manufacture and to distribute the PSP ELISA Test under the R-BIOPHARM trade mark "RIDASCREEN", co-exclusively, where and how R- BIOPHARM sees fit, bearing the sole responsibility thereof.

Now, therefore, the Parties agree as follows:

1.       Licensed Product

1.1 INUAL sells to R-BIOPHARM and R-BIOPHARM buys from INUAL all transferable rights to use, manufacture and distribute the Licensed Product freely but indicating that these products were developed and/or obtained by INUAL.

INUAL has informed R-BIOPHARM that INUAL is entitled to sell these rights related to the Licensed Product.

1.2 INUAL further agrees to supply R-BIOPHARM with HRP conjugates and the toxins (neoSTX and GTXs) of the Licensed Product on a continuous basis according to the demand and forecast of R-BIOPHARM for the manufacture of the tests.

1.3 As remuneration for the transfer of the rights, indent know-how and the supply of key materials (as outlined above), R-BIOPHARM will pay INUAL 12.5% of the net sales turnover of the Licensed Product for the period of 10 (ten) years counted from the execution of this Agreement.

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Net sales turnover shall mean the proceeds from the sale of the Licensed Product after deduction of all costs (e.g. for packaging, freight, insurance, commission, etc. contained in the invoice price) and any rebate given to customers, even where such rebates are granted in retrospect.

R-BIOPHARM agrees to identify INUAL in kits, and in any promotional or other materials to be disseminated to the public or to use the name of INUAL but having obtained INUAL's prior written consent.

2.       Payments

2.01 R-0BIOPHARM will calculate the remuneration pursuant 1.3 per semester and transfer the amount due to INUAL to its account together with such calculation.

2.2 In addition to the remuneration set forth above, R-BIOPHARM will within 2 years of signing this Agreement pay INUAL as compensation for existing customers relations established by INUAL on lump sum payment of US$400,000 (to be obtained by two ECIP projects).

2.3 The remuneration according to 1.3 shall include such improvements of the Licensed Product as may be effected by INUAL and offered to R-BIOPHARM. In case R-BIOPHARM initiates or suggests improvements of the Licensed Product by INUAL, the Parties shall agree on a possible joint development up to marketabilty. In accordance with the actual development costs incurred the Parties will determine possible changes in the remuneration pursuant to 1.3 in order to reach a mutually acceptable solution. Until the end of such negotiations concerning a change R-BIOPHARM shall continue to pay the original rate of remuneration for the Licensed Product.

2.4 R-BIOPHARM agrees to pay at the start of each year of this Agreement a minimum annual advance on earned royalties. The minimum annual advance shall be US$5,000 (five thousand dollars) for 1999 and US$15,000 (fifteen thousand dollars) for each following year of this Agreement. The advance royalty payments are non-refundable but they are creditable against earned royalties.

3.       Exclusivity

INUAL offers R-BIOPHARM the exclusive option to an exclusive supply of key materials for Elisa Kit and to an exclusive distributorship for the Licensed Product of INUAL for the world. However, R-BIOPHARM exclusivity will be not effective if R-BIOPHARM does not get, at least, 50% of the estimated sales at the end of year 2 and in the following years of this Agreement.

4.       Product Liability


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R-BIOPHARM shall be responsible for the quality of the Licensed Product marketed by R- BIOPHARM and shall have the sole authority to release the Licensed Product for commercialization. To the extent key materials or finished ted kits supplied by INUAL are found to be faulty, INUAL shall be obliged to replace such faulty material with faultless ones. Any further liability of INUAL shall be excluded to the extent permissible by law.

5.       Governing Law and Arbitration

This Agreement shall be governed by Chilean law. Disputes related to or arising out of this Agreement shall be settled by amiable discussions between the Parties. In case any possible differences of opinion cannot be settled amicably, only the regular courts of justice competent according to the rules of international private law only will be competent for the claims, provided that both Parties do not arrange expressly for a court of arbitration.

If the Parties arrange for a court of arbitration, either Party shall have the right to appoint one arbitrator and the decision of that court shall be definitive and incontestable for both Parties.

R-BIOPHARM, Darmstadt                                INUAL, Santiago

Signature /s/ Ralf Dreher                            Signature /s/ Max Rutman S.
---------------------------                          ---------------------------
Name  Dr. Ralf Dreher                                Name  Max Rutman S
Function  General Manager                            Function General Manger
Date June 30, 1998                                   Date June 25, 1998





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